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                     November 13, 2020

       Michael Cain
       Chief Executive Officer and Director
       Inspyr Therapeutics, Inc.
       2629 Townsgate Road #215
       Westlake Village, CA 91361

                                                        Re: Inspyr
Therapeutics, Inc.
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed October 16,
2020
                                                            File No. 000-55331

       Dear Mr. Cain:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Raul Silvestre